Exhibit 10.54

SOUTHERN COMMUNITY BANK AND TRUST

Amended & Restated Salary Continuation Agreement of

Merle B. Andrews

This Amended Salary Continuation Agreement (this “Agreement”) is entered into as of this ___14th___day of __March________________, 2007, by and between Southern Community Bank and Trust, a North Carolina-chartered bank (the “Bank”), and Merle B. Andrews, its Executive Vice President & Senior Operations Officer (the “Executive”).

WHEREAS, the Bank acquired all of the stock of The Community Bank on or about January 12, 2004;

WHEREAS, The Community Bank merged into the Bank on or about October 18, 2004, and as a result of the merger of the Bank assumed the obligations of The Community Bank under The Community Bank SERP Plan and the Executive became an employee of the Bank.

WHEREAS, to encourage the Executive to remain in the employment of the Bank, the Bank is willing to provide salary continuation benefits to the Executive under this Agreement, payable from the Bank’s general assets;

WHEREAS, the Bank and the Executive intend that this Agreement and benefits under this Agreement shall supersede and be in lieu of benefits under The Community Bank SERP Plan and that from and after the Effective Date of this Agreement the Executive shall no longer have any interest in or right to benefits under The Community Bank SERP Plan.

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, are contemplated insofar as the Bank is concerned;

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and understands that he is a general creditor of the Bank;

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

ARTICLE 1

DEFINITIONS

The following words and phrases used in this Agreement have the meanings specified.

1.1	“Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Accounting Principles Board Opinion No. 12 as amended by Statement of Financial Accounting Standards No. 106. The Accrual Balance shall be calculated using a Discount Rate determined by the Plan Administrator, resulting in an Accrual Balance at the Executive’s Normal Retirement Age that is equal to the present value of the normal retirement benefits assuming commencement at Normal Retirement Date of age 62.

The Executive initial Accrual Balance as of January 1, 2007 was $96,363.00.

The “Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. If required by its outside auditors, the Plan Administrator may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP. Unless otherwise changed by the Plan Administrator the Discount Rate shall be seven percent (7%). Any change in the Discount Rate shall not cause the Executive’s Account Balance to be reduced, but would only affect the future accounting accrual.

1.2	“Actuarial (Actuarially) Equivalent” means a benefit of equivalent value differing in timing, payment period, or manner of payment to the Normal Annuity Form determined by generally accepted actuarial principles. The actuarial equivalent is calculated for different purposes, as follows:

(a)	For Benefits Not Paid as a Lump Sum: All alternate forms of distributions shall be Actuarially Equivalent to the Normal Annuity Form of distribution at a Participant’s Normal Retirement Date. The alternative form of payment shall be based on the 1983 Group Annuity Female Mortality Table, with an interest assumption of 7.0%.

(b)	For Benefits Paid in a Lump Sum: Any lump sum payment (a form of benefit differing in time, period, or manner of payment from a specific benefit provided under this Agreement) shall be computed using the “1983 Group Annuity Female Mortality Table” and the “Applicable Interest Rate” where the “Applicable Interest Rate” shall mean the greater of either (i) seven percent (7%), or (ii) the 30 Year US Treasury Bond Rate in effect as of the first of the month preceding the month of payment.

1.3	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4	“Change in Control” shall mean a change in control as defined in Internal Revenue Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)	Change in ownership: A change in ownership of Southern Community Financial Corporation occurs on the date any one person or group of persons accumulates ownership of Southern Community Financial Corporation’s stock constituting more than 50% of the total fair market value or total voting power of Southern Community Financial Corporation’s stock,

(b)	Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of Southern Community Financial Corporation possessing 35% or more of the total voting power of Southern Community Financial Corporation’s stock, or (ii) a majority of Southern Community Financial Corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of Southern Community Financial Corporation’s Board of Directors, or

(c)	Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of Southern Community Financial Corporation’s assets occurs if in a 12 month period any one person or more than one person acting as a group acquires assets from Southern Community Financial Corporation having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Southern Community Financial Corporation immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of Southern Community Financial Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

1.6	“Disability” means that a Participant is either:

(a)	Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)	By reason of any medically determinable physical or mental impairment (which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) receiving income replacement benefits for a period of three (3) or more months under an accident and health plan covering employees of the Employer.

1.7	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or after a Change in Control.

1.8	“Effective Date” means January 1, 2007.

1.9	“Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.10	“Normal Retirement Age” means the Executive’s sixty second (62nd) birthday.

1.11	“Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

1.12	“Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on January 1, 2007.

1.13	“Separation from Service” means the Executive’s service (as an executive and/or independent contractor to the Bank and any member of a controlled group, as defined in Code Section 414), terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.14	“Termination for Cause” and “Cause” shall have the same meaning specified in any effective Severance or Employment Agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of “termination for cause”, then Termination for Cause shall mean the Bank terminated the Executive’s employment because of any of the following reasons:

(a)	the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b)	disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or

(c)	intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgment of the Bank causes material harm to the Bank or affiliates, or

(d)	a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgment, results in an adverse effect on the Bank or any affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e)	the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(f)	conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive.

1.15	Year of Vesting Service. Shall mean each calendar year in which the Executive completes 1,000 or more hours of service in the employ of the Bank, including Years of Service with The Community Bank shall be considered for purposes of Years of Vesting Service under this Agreement.

ARTICLE 2
LIFETIME BENEFITS

2.1	Normal Retirement Benefit. Unless a Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive attains her Normal Retirement Age the Bank shall pay to the Executive the benefit described in this Section 2.1(a) instead of any other benefit under this Agreement

(a)	Amount of Normal Form of benefit. The annual Normal Retirement benefit under this Section 2.1 is $76,760, which shall be paid in monthly installments in the monthly amount of $6,396.67 for the Life of the Executive (Normal Form is a Life Annuity).

(b)	Payment of benefit. Subject to the six month delay provision in Section 2.7 herein, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the Executive attains the Normal Retirement Age. The Normal Retirement monthly benefit as provided in Section 2.1(a) above, shall be paid to the Executive for the Executive’s lifetime with the last payment ceasing as of the first day of the month preceding the Executives death.

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(c)	Alternative Forms of Payment. Executive may elect to receive her Normal Retirement Benefit payable under this Agreement payable in a Form other than a Life Annuity (as provided above in Section 2.1(a) above), provided he elects to do so either on her initial Election Form or a Change of Election Form. Any Change of Election Form must be in accordance with IRC 409A and such Change of Election Form must be received by the Plan Administrator at least 12 months prior to the date payment of benefits are to other commence under this Agreement.

Accordingly, a Participant may elect, in lieu of a Life Annuity, to receive her Normal Retirement Benefit in one of the following Alternative Forms of Payment:

(i)	Life Annuity with either a 120 or 180 guaranteed monthly payments;
(ii)	Joint and 50% (or 100%) Survivor Annuity.

Any Alternative Form of Payment provide herein shall be the Actuarial Equivalent of the Normal Form (Life Annuity) of payment.

If the Executive’s Separation from Service thereafter is a Termination for Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

2.2	Early Termination Benefit. Upon Early Termination as defined in Section 1.7, the Bank shall pay to the Executive the benefit described in this Section 2.2(a) instead of any other benefit under this Agreement.

(a)	Amount of benefit. The Executive’s vested Accrual Balance as of the end of the month preceding her Early Termination shall be converted (without discounting for the time value of money) as of her Normal Retirement Date into a Life Annuity (or other Alternative Form of Payment as provided in Section 2.1(c) above), based on the Actuarial Equivalent of her vested Accrual Balance as of such date.

(b)	Payment of benefit. The Bank shall commence payment of the monthly retirement benefit as computed in Section 2.2 above beginning with the later of (i) the seventh month after the Executive’s Separation from Service, or (ii) the month immediately after the month in which the Executive attains Normal Retirement Age. The monthly benefit shall be paid to the Executive for the Executive’s lifetime, subject to any Alternative Form of Payment the Executive may have elected in accordance with Section 2.1(c) herein.

(c)	Vesting of Accrued Balance. The Vested amount of a Executive’s Accrued Balance shall be determined on the basis of the Executive’s number of Years of Vesting Service according to the following schedule:

Vesting Schedule
Years of Vesting Service	Percent Vested
Less than 3 3 4 5 or more years	0% 33 1/3% 66 2/3% 100%

2.3	Disability Benefit. Upon Separation from Service because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3(a) instead of any other benefit under this Agreement.

(a)	Amount of benefit. The Executive’s vested Accrual Balance as of the end of the month preceding the date of her Disability shall be converted (without discounting for the time value of money) as of her Normal Retirement Date into a Life Annuity (or other Alternative Form of Payment as provided in Section 2.1(c) above), based on the Actuarial Equivalent of her vested Accrual Balance as of such date.

(b)	Payment of benefit. The Bank shall pay the Disability benefit to the Executive in 12 equal monthly installments on the first day of each month beginning with the later of (i) the seventh month after the Executive’s Separation from Service, or (ii) the month immediately after the month in which the Executive attains her Normal Retirement Age.

2.4	Change-in-Control Benefit. If a Change in Control occurs after the Effective Date of this Agreement but before the Executive’s Normal Retirement Age and before her Separation from Service, the Bank shall pay to the Executive the benefit described in this Section 2.4(a) instead of any other benefit under this Agreement.

(a)	Amount of benefit: The benefit under this Section 2.4 is the Accrual Balance existing when the Change of Control occurs.

(b)	Payment of benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in a single lump sum within ten (10) days after the Change in Control. If the Executive receives the benefit under this Section 2.4 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under Section 2.4 if an additional Change in Control occurs thereafter.

2.5	Occurrence of a Change in Control: Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid. If a Change in Control occurs at any time during the salary continuation benefit payment period and if when the Change in Control occurs the Executive is receiving or is entitled to receive at her Normal Retirement Age the benefit provided by Sections 2.1(b), 2.2(b), or 2.3(c), the Bank shall pay in a lump sum the present value of the Actuarial Equivalent of any remaining salary continuation benefits to the Executive in a single lump sum within ten (10) days after the Change in Control.

2.6	Contradiction Between this Agreement and Schedule A. If there is a contradiction between this Agreement and Schedule A attached hereto concerning the amount of a particular benefit due the Executive under Sections 2.2, 2.3, or 2.4 hereof, then the amount of the benefit determined under this Agreement shall control. If the Plan Administrator changes the Discount Rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement. However, any change in the Discount Rate shall not cause the Executive’s Account Balance to be reduced, but would only affect the future accounting accrual

2.7	Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a Specified Employee, as defined in Code Section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of Section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of:

(i)	the date that is at least six (6) months after termination of the Executive’s employment for reasons other than the Executive’s death, or

(ii)	the date of the Executive’s death, or

(iii)	any earlier date that does not result in additional tax or interest to the Executive under Section 409A.

If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code or result in a violation of Section 409A of Code, the Bank shall reform such provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

2.8	One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in Section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3

DEATH BENEFITS

3.1	Death During Active Service. Except as provided in Section 5.2, if the Executive dies before a Separation from Service, at the Executive’s death the Executive’s Beneficiary shall be entitled to the sum of:

(i)	an amount in cash equal to the Accrual Balance existing at the time of the Executive’s death, unless the Change-in-Control benefit shall have previously been paid to the Executive, plus

(ii)	the benefit described in the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A.

No benefit shall be paid to the Beneficiary under sub-paragraph (i) above, if the Change-in-Control benefit shall have previously been paid to the Executive. If a benefit is payable to the Executive’s Beneficiary under sub-paragraph (i) above, the benefit shall be paid in a single lump sum 90 days after the Executive’s death. However, no benefits under this Agreement or under the Endorsement Split Dollar Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

3.2	Death after Separation from Service. If the Executive dies after a Separation from Service and if such Separation from Service was not as a result of a Termination for Cause, at the Executive’s death the Executive’s Beneficiary shall be entitled to a monthly payment based on the Alternative Form of Payment the Executive elected in accordance with Section 2.1(c), provided he elected a Alternative Form of Payment in lieu of the Normal Annuity Form which is a Life Annuity. However, no payment shall be made to a Beneficiary under this Section 3.2 if a lump sum payment has previously been made under the Change-in-Control benefit payable under Section 2.5 above. However, no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

ARTICLE 4

BENEFICIARIES

4.1	Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as, or different from, the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2	Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5	Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of heror her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1	Termination for Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if a Separation from Service is the result of Termination for Cause. Likewise, the Beneficiary shall not be entitled to any benefits under the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A and the Endorsement Split Dollar Agreement also shall terminate if Separation from Service is the result of Termination for Cause.

5.2	Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement and the Beneficiary shall be entitled to no benefits under the Endorsement Split Dollar Agreement attached as Addendum A if the Executive commits suicide within two years after the date of this Agreement or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any life insurance application for benefits which death benefits would be payable to the Bank.

5.3	Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, and the Endorsement Split Dollar Agreement also shall terminate as of the effective date of the order.

5.4	Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in Section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5	FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act Section 13(c). 12 U.S.C. 1823(c).

However, rights of the parties that have already vested in accordance with Section 2.2(c) shall not be affected by such action.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1	Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid may make a claim for such benefits as follows –

(a)	Initiation – written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)	Timing of Bank response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(c)	Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

(i) the specific reasons for the denial,

(ii) a reference to the specific provisions of the Agreement on which the denial is based,

(iii)	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(v)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

(a)	Initiation – written request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b)	Additional submissions – information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)	Considerations on review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

(d)	Timing of Bank response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(e)	Notice of decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

(i)	the specific reason for the denial,

(ii)	a reference to the specific provisions of the Agreement on which the denial is based,

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.3	Reimbursement of Expenses. If the claimant prevails at the conclusion of the claims and review procedure outlined in this Article 6, including any civil action brought by the claimant under ERISA Section 502(a), the Bank shall reimburse the claimant for all legal expenses incurred by the claimant in the claims and review procedure.

ARTICLE 7

MISCELLANEOUS

7.1	Amendments and Termination. Subject to Section 7.14 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive; and except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

7.2	Binding Effect. This Agreement shall bind the Executive, the Bank, and their Beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5	Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

7.6	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8	Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay the benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9	Entire Agreement. This Agreement and the Endorsement Split Dollar Agreement attached to this Agreement as Addendum A constitute the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. This Agreement amends and restates in its entirety Supplemental Executive Retirement Plan for Senior Management of The Community Bank (herein called the “SERP Plan”). From and hereafter the Effective Date of this Agreement the Executive shall have no rights or claim to any benefits previously provided under The Community Bank SERP Plan.

7.10	Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11	Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to:

Board of Directors

Southern Community Bank and Trust

4605 Country Club Road

Winston-Salem, North Carolina 27104

or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

7.13	Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated.

It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that:

(i)	the Bank has failed to comply with any of its obligations under this Agreement, or

(ii)	the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice (at the Bank’s expense as provided in this Section 7.13) to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction.

Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings.

The Bank’s obligation to pay the Executive’s legal fees provided by this Section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Despite any contrary provision in this Section 7.13 however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate Section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

7.14	Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.14 shall become null and void effective immediately upon an event that is considered a Change in Control.

ARTICLE 8

ADMINISTRATION OF AGREEMENT

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Bank’s Board of Directors or such Committee or person(s) as the Board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate and calculation method described in Section 1.1.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 9

AGREEMENTS NOT TO COMPETE

9.1	Covenant Not to Compete.

(a)	Without advance written consent of the Bank, the Executive shall not compete directly or indirectly with the Bank for two years after Separation from Service, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Bank seeks by litigation to enforce this covenant not to compete.

(b)	If any provision of this Section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c)	Definitions: For purposes of this Section the following definitions shall apply:

(1)	“compete” shall mean:

(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)	inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s termination of employment to seek financial products or services from another financial institution.

(2)	“directly or indirectly” shall mean:

(a)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank in the territory, or

(b)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank at the date of the Executive’s Separation from Service.

(3)	“customer” shall mean any person to whom the Bank is providing financial products or services at the date of the Executive’s Separation from Service.

(4)	“financial institution” shall mean any bank, savings association, or bank or savings association hold company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or one of its affiliated corporations.

(5)	“financial product or service” shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a firm’s activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or any affiliate on the date of the Executive’s Separation from Service, including but not limited to banking activities that are closely related and a proper incident to banking.

(6)	“person” shall mean any individual or individuals, corporation, partnership, fiduciary or association.

(7)	“territory” shall mean all of Forsyth, Guilford, Iredell, Rockingham, Surry, Stokes, and Yadkin Counties in North Carolina and the area within a 15-mile radius of any full-service banking office of the Bank at the date of Executive’s Separation from Service.

9.2	Remedies. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 9. Accordingly, the Executive agrees that the Bank’s remedies for a material breach or threatened breach of this Article 9 include but are not limited to forfeiture of benefits under this Agreement and a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank from pursuing any other remedies for the breach or threatened breach.

9.3	Article 9 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 9 shall survive termination of this Agreement. However, Article 9 shall become null and void effective immediately upon a Change in Control.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Amended Salary Continuation Agreement as of this __14th___day of ___March___________________________, 2007.

EXECUTIVE:	Southern Community Bank and Trust:

/s/ Merle B. Andrews	By:	/s/ F. Scott Bauer
Merle B. Andrews
Corporate Title: Chief Executive Officer

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